Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2006, except for Note 20 which is as of July 31, 2006, relating to the consolidated financial statements, the effectiveness of QuadraMed Corporation’s internal control over financial reporting, and schedule of QuadraMed Corporation appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Bethesda, Maryland

October 30, 2006